Exhibit 99.1

Armstrong World Industries Announces WAVE Refinancing and WAVE Dividend

LANCASTER, Pa., January 3, 2012 – Armstrong World Industries, Inc. (NYSE: AWI) today announced the completion of a refinancing and a special dividend payment by WAVE, its fifty percent joint venture with Worthington Industries. Pursuant to the refinancing, WAVE executed a $225 million three-year revolving credit agreement and a $50 million ten-year private placement bond. Proceeds of the transaction were used to repay WAVE’s previous credit agreement, as well as to pay $50 million special dividends to each of WAVE’s parent companies, Armstrong and Worthington.

Armstrong CFO Tom Mangas commented that, “This is a good development for all parties involved. WAVE was able to refinance at a time of historically low interest rates and lock in its capital structure at a modest level of leverage, and the parent companies were able to realize the benefit of WAVE’s continued success in the form of the special dividend.”

Primarily as a result of the special WAVE dividend, Armstrong is revising its free cash flow guidance range for 2011 to an estimate of $150 million to $175 million, up from its previous guidance range estimate of $80 million to $120 million.

About Armstrong and Additional Information

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2010, Armstrong’s consolidated net sales totaled approximately $2.8 billion. Based in Lancaster, Pa., Armstrong operated 31 plants in seven countries and had approximately 9,300 employees worldwide as of September 30, 2011. For more information, visit www.armstrong.com.

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This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements provide our current expectations or forecasts of future events, which may include statements regarding certain of our anticipated financial results for the fiscal year ended 2011. Although we believe the expectations contained in such forward-looking statements are reasonable, we can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current expectations and are subject to a number of risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, our results may differ materially from those expressed in any forward-looking statements. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, we do not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.